Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SECOND QUARTER RESULTS
IRVINE, Calif., July 26, 2018 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended June 30, 2018.
Second Quarter and Recent Highlights:
•Sales grew 12 percent; underlying1 sales grew 10 percent
•Global THVT sales grew 20 percent; underlying sales increased 12 percent
•EPS grew 54 percent, aided by special items; adjusted1 EPS grew 15 percent
•2018 adjusted EPS guidance raised to $4.60 to $4.75 from $4.50 to $4.70
•Received CE Mark for Cardioband tricuspid valve reconstruction system
•CMS reopened National Coverage Determination for TAVR
“We are pleased to report strong second quarter performance that delivered double-digit organic sales growth driven by robust sales of our innovative therapies. Adjusted sales grew 10 percent on an underlying basis, consistent with our expectations, and in-line with our projected 10 to 11 percent underlying sales growth for 2018,” said Michael A. Mussallem, chairman and CEO. “We experienced broad-based growth across the Edwards portfolio. Looking forward, as structural heart disease is largely undertreated and underdiagnosed, we remain committed to increasing awareness and providing innovative lifesaving therapies, so that even more patients can benefit.”
Second Quarter 2018 Results
Sales for the quarter ended June 30, 2018 were $944 million, up 12 percent. Total adjusted sales were $972 million, up 10 percent over the second quarter last year. Diluted earnings per share for the quarter was $1.32 per share, while adjusted earnings per share grew 15 percent to $1.24.

Transcatheter Heart Valve Therapy (THVT)
For the quarter, the company reported THVT sales of $585 million, a 20 percent growth rate over the second quarter last year, or 12 percent on an underlying basis. Globally, Edwards' average selling price increased slightly as a result of favorable country mix. Estimated worldwide TAVR procedures continued to grow in the mid-teens, while Edwards' global growth was lower due to share decline outside the U.S.
"Our SAPIEN 3 valve continues to demonstrate best-in-class clinical performance, and we look forward to the introduction of our SAPIEN 3 Ultra and CENTERA valves later this year to reinforce our leadership position," said Mussallem. Separately, the company continues to anticipate data from the PARTNER 3 Trial to be presented at the ACC meeting in March of 2019, followed by FDA approval of the low-risk indication late that year.
During the quarter, Edwards announced receipt of a CE Mark for the Cardioband tricuspid valve reconstruction system, and clinicians have begun treating patients.
Surgical Heart Valve Therapy and Critical Care
Surgical Heart Valve Therapy sales for the quarter were $190 million, down 8 percent compared to the second quarter last year, or up 3 percent on an underlying basis. Adjusted sales exclude the impact of the surgical heart valve consignment conversion. Edwards' new premium aortic valve products drove underlying sales growth at a rate higher than total procedure growth.
Critical Care sales were $169 million for the quarter, representing an increase of 15 percent versus last year, or 12 percent on an underlying basis.  This performance was driven by strong growth across product lines, led primarily by the HemoSphere advanced monitoring platform, aided by new group purchasing organization contracts in the U.S.
Additional Financial Results
For the quarter, the company’s adjusted gross profit margin was 74.4 percent, compared to 75.3 percent in the same period last year. This reduction was driven by the impact from foreign exchange and continued investments in operations, partially offset by a more profitable product mix.
Selling, general and administrative expenses increased 13 percent to $275 million for the quarter. This increase was driven by personnel related expenses and the strengthening of the euro against the dollar.
Research and development investments for the second quarter increased 15 percent to $154 million, or 16 percent of sales. This increase was primarily the result of continued investments in transcatheter heart valve therapy programs, including spending on clinical trials.
The tax rate this quarter benefited from the settlement of tax audits and tax planning stemming from U.S. tax reform. Excluding the impact of special items, the tax rate would have been 10 percent. Edwards now expects its 2018 tax rate, excluding special items, to be at the low end of its previous guidance range of 13 to 16 percent.

Free cash flow for the second quarter was $87 million, defined as cash flow from operating activities of $140 million, less capital spending of $53 million.
Cash, cash equivalents and short-term investments totaled $1.4 billion at June 30, 2018.  Total debt was $1.2 billion.
Outlook
Given the strong performance in the first half of 2018, Edwards remains confident in achieving the higher end of its sales guidance range of $3.5 to $3.9 billion. Additionally, the company is raising its estimate for 2018 adjusted earnings per share to be between $4.60 and $4.75, from $4.50 to $4.70.
For the third quarter 2018, at current foreign exchange rates, the company projects total sales to be between $900 million and $950 million, and adjusted EPS of $0.93 to $1.03.
“We are confident in our outlook for continued strong sales growth, and we remain passionate about helping more patients around the world. We continue to focus on driving organic growth with leading innovative technologies, while aggressively investing in our future. Our foundation of leadership positions us well for continued longer-term success and greater shareholder value as we pursue multi-billion dollar market opportunities,” said Mussallem.
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its second quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13681143.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, full year and third quarter 2018 financial guidance, expected timing of clinical trials, projected product approvals, and information in the Outlook section.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and pace of therapy adoption, particularly in THVT; unpredictability of the timing and impact of new product launches; competitive dynamics; the timing and extent of regulatory approvals and changes to reimbursement levels for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, Cardioband, Edwards CENTERA, CENTERA, Edwards SAPIEN, SAPIEN, SAPIEN 3, SAPIEN 3 Ultra, and HemoSphere are trademarks of Edwards Lifesciences Corporation.  All other trademarks are the property of their respective owners.

[1]
“Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” or "organic" growth rates, in this press release exclude foreign exchange fluctuations and a sales return reserve related to a surgical heart valve consignment conversion. Adjusted sales and “underlying” or "organic" growth rates also exclude the prior year positive impact of THVT stocking sales in Germany, and the negative impact of de-stocking. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes intellectual property litigation expenses, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, a sales return reserve related to a surgical heart valve consignment conversion, impairment of long-lived assets, the impact of THVT stocking sales in Germany, and the impact from implementation of tax law changes and audit settlements. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$943.7	$841.8	$1,838.5	$1,725.3
Cost of sales	246.2	211.1	479.8	426.7

Gross profit	697.5	630.7	1,358.7	1,298.6

Selling, general, and administrative expenses	274.9	243.8	530.9	473.4
Research and development expenses	154.1	134.4	297.3	263.1
Intellectual property litigation expenses	5.5	7.7	11.2	17.9
Change in fair value of contingent consideration liabilities, net	10.9	3.1	14.7	4.2
Other operating expenses, net	—	0.7	—	0.7

Operating income	252.1	241.0	504.6	539.3

Interest expense (income), net	—	1.4	(0.8)	3.8
Special charges (gains), net	—	31.2	(7.1)	31.2
Other expense (income), net	1.1	2.8	(2.0)	5.1

Income before (benefit from) provision for income taxes	251.0	205.6	514.5	499.2

(Benefit from) provision for income taxes	(31.7)	19.5	25.2	82.9

Net income	$282.7	$186.1	$489.3	$416.3

Earnings per share:
Basic	$1.35	$0.88	$2.33	$1.97
Diluted	$1.32	$0.86	$2.28	$1.93

Weighted-average common shares outstanding:
Basic	209.5	210.5	209.8	210.8
Diluted	214.0	215.7	214.5	216.1

Operating statistics
As a percentage of net sales:
Gross profit	73.9%	74.9%	73.9%	75.3%
Selling, general, and administrative expenses	29.1%	29.0%	28.9%	27.4%
Research and development expenses	16.3%	16.0%	16.2%	15.2%
Operating income	26.7%	28.6%	27.4%	31.3%
Income before (benefit from) provision for income taxes	26.6%	24.4%	28.0%	28.9%
Net income	30.0%	22.1%	26.6%	24.1%

Effective tax rate	(12.6)%	9.5%	4.9%	16.6%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	June 30, 2018	December 31, 2017
ASSETS

Current assets
Cash and cash equivalents	$1,226.4	$818.3
Short-term investments	174.4	519.2
Accounts and other receivables, net	520.1	479.3
Inventories, net	568.1	554.9
Prepaid expenses	69.9	60.6
Other current assets	137.1	116.9
Total current assets	2,696.0	2,549.2

Long-term investments	470.4	567.0
Property, plant, and equipment, net	770.2	679.7
Goodwill	1,118.6	1,126.5
Other intangible assets, net	466.0	468.0
Deferred income taxes	130.1	167.1
Other assets	34.8	108.9

Total assets	$5,686.1	$5,666.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$584.0	$770.3
Short-term debt	599.2	598.0
Contingent consideration liabilities	—	51.7
Total current liabilities	1,183.2	1,420.0

Long-term debt	593.9	438.4
Contingent consideration liabilities	199.0	192.6
Taxes payable	263.3	347.5
Uncertain tax positions	128.7	164.6
Other long-term liabilities	153.8	147.1

Stockholders’ equity
Common stock	214.0	212.0
Additional paid-in capital	1,209.5	1,166.9
Retained earnings	2,461.8	1,962.1
Accumulated other comprehensive loss	(150.8)	(132.7)
Treasury stock, at cost	(570.3)	(252.1)
Total stockholders’ equity	3,164.2	2,956.2

Total liabilities and stockholders’ equity	$5,686.1	$5,666.4

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, sales return reserves associated with transcatheter heart valve therapy ("THVT") product upgrades, the conversion to a consignment inventory system for surgical heart valves ("SHV"), and the positive impact of THVT stocking sales in Germany and the negative impact of de-stocking. The Company uses the term “adjusted” to also exclude intellectual property litigation income and expenses, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, gains and losses from significant investments, impairments, litigation, the positive impact of THVT stocking sales in Germany and the negative impact of de-stocking, realignment expenses, sales return reserves and related costs associated with THVT product upgrades, the conversion to a consignment inventory system for SHV, charitable contributions to the Edwards Lifesciences Foundation, significant business development transactions, significant pension curtailment or settlement gains and losses, and the impact from implementation of tax law changes.

Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified above due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

SHV Consignment Conversion - In the first and second quarters of 2018, the Company recorded a sales return reserve of $34.7 million ($30.8 million, net of related costs) and $28.4 million ($24.6 million, net of related costs), respectively, related to its conversion to a consignment inventory system for surgical heart valves.

THVT Germany Stocking Sales - In the first quarter of 2017, the Company recorded $61.8 million in net stocking sales ($48.0 million, net of related costs) to customers in Germany, as these customers elected to purchase additional inventory in anticipation of a potential supply interruption resulting from intellectual property litigation. In the second quarter of 2017, these customers consumed on a net basis $22.5 million ($17.9 million, net of related costs) of their stocking inventory. In the first quarter of 2018, these customers consumed on a net basis $8.0 million ($6.0 million, net of related costs) of their stocking inventory.

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $5.7 million and $10.2 million in the first quarter of 2018 and 2017, respectively, and $5.5 million and $7.7 million in the second quarter of 2018 and 2017, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded expenses related to changes in the fair value of its contingent consideration liabilities arising from acquisitions in the amount of $3.8 million and $1.1 million in the first quarter of 2018 and 2017, respectively, and $10.9 million and $3.1 million in the second quarter of 2018 and 2017, respectively.

Amortization of Intellectual Property - The Company recorded amortization expense related to intellectual property in the amount of $0.6 million and $2.1 million in the first quarter of 2018 and 2017, respectively, and $0.7 million and $2.0 million in the second quarter of 2018 and 2017, respectively.

Impairment of Long-lived Assets - The Company recorded a $31.2 million charge in the second quarter of 2017 related to the other-than-temporary impairment of one of its cost method investments and an associated long-term asset related to the Company's option to acquire this investee.

Pension Curtailment Gain - The Company recorded a $7.1 million gain in the first quarter of 2018 related to the curtailment of its defined benefit plan resulting from the closure of its manufacturing plant in Switzerland.

(Benefit from) Provision for Income Taxes - During the first quarter of 2018, the Company recorded a $24.0 million tax expense to adjust its estimated provisional amounts related to the implementation of U.S. tax law changes. During the second quarter of 2018, the Company recorded a $36.1 million tax benefit related to the settlement of tax audits and a $17.3 million benefit related to the reorganization of a foreign entity and adjustments to estimated provisional amounts resulting from the U.S. tax law changes. The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

RECONCILIATION OF GAAP TO ADJUSTED OPERATING INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Operating Income	$252.1	$241.0	$504.6	$539.3
Growth Rate %	4.6%		(6.4)%

Non-GAAP adjustments: (A)
SHV consignment conversion	24.6	—	55.4	—
THVT Germany stocking sales	—	17.9	6.0	(30.1)
Intellectual property litigation expenses	5.5	7.7	11.2	17.9
Change in fair value of contingent consideration liabilities, net	10.9	3.1	14.7	4.2
Amortization of intellectual property	0.7	2.0	1.3	4.1
Adjusted Operating Income	$293.8	$271.7	$593.2	$535.4
Growth Rate %	8.1%		10.8%

RECONCILIATION OF GAAP TO ADJUSTED NET INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Net Income	$282.7	$186.1	$489.3	$416.3
Growth Rate %	51.9%		17.5%

Non-GAAP adjustments: (A)
SHV consignment conversion	24.6	—	55.4	—
THVT Germany stocking sales	—	17.9	6.0	(30.1)
Intellectual property litigation expenses	5.5	7.7	11.2	17.9
Change in fair value of contingent consideration liabilities, net	10.9	3.1	14.7	4.2
Amortization of intellectual property	0.7	2.0	1.3	4.1
Impairment of long-lived assets	—	31.2	—	31.2
Pension curtailment gain	—	—	(7.1)	—

(Benefit from) provision for income taxes
Tax effect on reconciling items (B)	(6.7)	(15.7)	(13.9)	(8.8)
Tax audit settlements	(36.1)	—	(36.1)	—
Impacts from U.S. tax legislation	(17.3)	—	6.7	—
Ongoing tax impact of non-fourth quarter items	0.1	—	0.1	—
Adjusted Net Income	$264.4	$232.3	$527.6	$434.8
Growth Rate %	13.8%		21.3%

 RECONCILIATION OF GAAP TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Diluted Earnings Per Share	$1.32	$0.86	$2.28	$1.93
Growth Rate %	53.5%		18.1%

Non-GAAP adjustments: (A), (C)
SHV consignment conversion	0.09	—	0.21	—
THVT Germany stocking sales	—	0.06	0.02	(0.11)
Intellectual property litigation expenses	0.02	0.03	0.04	0.06
Change in fair value of contingent consideration liabilities, net	0.05	0.02	0.07	0.02
Amortization of intellectual property	—	0.01	0.01	0.01
Impairment of long-lived assets	—	0.10	—	0.10
Pension curtailment gain	—	—	(0.03)	—

(Benefit from) provision for income taxes
Tax audit settlements	(0.17)	—	(0.17)	—
Impacts from U.S. tax legislation	(0.07)	—	0.03	—
Adjusted Diluted Earnings Per Share	$1.24	$1.08	$2.46	$2.01
Growth Rate %	14.8%		22.4%

Note: Numbers may not calculate due to rounding.

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The tax effect on the THVT Germany stocking sales adjustment is calculated using the global effective tax rate.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

RECONCILIATION OF GAAP TO ADJUSTED GROSS PROFIT MARGIN

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Gross Profit Margin	73.9%	74.9%	73.9%	75.3%

Non-GAAP adjustments: (A)
SHV consignment conversion	0.4	—	0.5	—
THVT Germany stocking sales	—	0.1	—	—
Amortization of intellectual property	0.1	0.3	—	0.2
Adjusted Gross Profit Margin	74.4%	75.3%	74.4%	75.5%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

RECONCILIATION OF GAAP TO NON-GAAP TAX RATE

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Tax Rate	(12.6)%	9.5%	4.9%	16.6%

Non-GAAP adjustments: (A)
Tax audit settlements	12.5		6.2	—
Impacts from U.S. tax legislation	5.9		(1.2)
SHV consignment conversion	2.7	—	1.1	—
THVT Germany stocking sales	—	0.9	0.2	(0.3)
Intellectual property litigation expenses	0.6	0.6	0.3	0.4
Change in fair value of contingent consideration liabilities, net	0.5	(0.1)	—	(0.1)
Amortization of intellectual property	0.1	0.1	—	0.1
Impairment of long-lived assets	—	2.2	—	0.7
Non-GAAP Tax Rate	9.7%	13.2%	11.5%	17.4%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2018 Adjusted			2017 Adjusted
Sales by Product Group (QTD)	2Q 2018	2Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	2Q 2018 Adjusted Sales	Germany Stocking	FX Impact	2Q 2017 Adjusted Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$584.9	$487.5	$97.4	20.0%	$—	$—	$584.9	$22.5	$10.3	$520.3	12.4%
Surgical Heart Valve Therapy	190.3	207.1	(16.8)	(8.1)%	28.4	—	218.7	—	5.6	212.7	2.8%
Critical Care	168.5	147.2	21.3	14.5%	—	—	168.5	—	3.4	150.6	11.9%
Total	$943.7	$841.8	$101.9	12.1%	$28.4	$—	$972.1	$22.5	$19.3	$883.6	10.0%

					2018 Adjusted			2017 Adjusted
Sales by Product Group (YTD)	YTD 2Q 2018	YTD 2Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	YTD 2Q 2018 Adjusted Sales	Germany Stocking	FX Impact	YTD 2Q 2017 Adjusted Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$1,136.5	$1,026.7	$109.8	10.7%	$—	$8.0	$1,144.5	$(39.3)	$30.9	$1,018.3	12.4%
Surgical Heart Valve Therapy	369.8	406.6	(36.8)	(9.1)%	63.1	—	432.9	—	15.2	421.8	2.6%
Critical Care	332.2	292.0	40.2	13.8%	—	—	332.2	—	9.6	301.6	10.1%
Total	$1,838.5	$1,725.3	$113.2	6.6%	$63.1	$8.0	$1,909.6	$(39.3)	$55.7	$1,741.7	9.6%

					2018 Adjusted			2017 Adjusted
Sales by Region (QTD)	2Q 2018	2Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	2Q 2018 Adjusted Sales	Germany Stocking	FX Impact	2Q 2017 Adjusted Sales	Underlying Growth Rate *
United States	$512.1	$478.9	$33.2	7.0%	$28.4	$—	$540.5	$—	$—	$478.9	12.9%
Europe	228.0	183.7	44.3	24.1%	—	—	228.0	22.5	15.6	221.8	2.8%
Japan	102.6	90.5	12.1	13.4%	—	—	102.6	—	1.5	92.0	11.5%
Rest of World	101.0	88.7	12.3	13.8%	—	—	101.0	—	2.2	90.9	11.1%
International	431.6	362.9	68.7	18.9%	—	—	431.6	22.5	19.3	404.7	6.6%
Total	$943.7	$841.8	$101.9	12.1%	$28.4	$—	$972.1	$22.5	$19.3	$883.6	10.0%

					2018 Adjusted			2017 Adjusted
Sales by Region (YTD)	YTD 2Q 2018	YTD 2Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	YTD 2Q 2018 Adjusted Sales	Germany Stocking	FX Impact	YTD 2Q 2017 Adjusted Sales	Underlying Growth Rate *
United States	$991.6	$943.5	$48.1	5.1%	$63.1	$—	$1,054.7	$—	$—	$943.5	11.8%
Europe	458.0	444.7	13.3	3.0%	—	8.0	466.0	(39.3)	44.5	449.9	3.6%
Japan	195.3	169.8	25.5	15.0%	—	—	195.3	—	5.4	175.2	11.5%
Rest of World	193.6	167.3	26.3	15.7%	—	—	193.6	—	5.8	173.1	11.8%
International	846.9	781.8	65.1	8.3%	—	8.0	854.9	(39.3)	55.7	798.2	7.1%
Total	$1,838.5	$1,725.3	$113.2	6.6%	$63.1	$8.0	$1,909.6	$(39.3)	$55.7	$1,741.7	9.6%

* Numbers may not calculate due to rounding.